Exhibit 10.10

PROMISSORY NOTE

$43,620,689.66	Effective Date: June 25, 2021 Maturity Date: May 25, 2023

FOR VALUE RECEIVED, ELECTRIC LAST MILE, INC., a Delaware corporation (hereinafter referred to as “Borrower”), hereby promises to pay to the order of SF MOTORS, INC., DBA SERES, a Delaware corporation (hereinafter referred to as “Lender”), in lawful money of the United States of America, at the Lender’s principal office or at such other place or to such other party as the Lender may from time to time designate by written notice, the principal sum of FORTY-THREE MILLION SIX HUNDRED TWENTY THOUSAND SIX HUNDRED EIGHTY-NINE and 66/100 Dollars ($43,620,689.66) and to pay interest as hereinafter provided as follows:

(a)	From the Effective Date through and including the Maturity Date Borrower shall pay interest on the principal balance of this Note at a fixed per annum rate of interest equal to eleven (13) basis points (0.13%) (“Interest Rate”). All interest under this Note shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

(b)	Borrower shall repay the principal of and interest on this Note as follows: (i) ONE MILLION EIGHT HUNDRED NINETY-SIX THOUSAND FIVE HUNDRED FIFTY-ONE AND 72/100 DOLLARS ($1,896,551.72) on June 30, 2021; (ii) ELEVEN MILLION EIGHT HUNDRED NINETY-SIX THOUSAND FIVE HUNDRED FIFTY-ONE DOLLARS AND 72/100 DOLLARS ($11,896,551.72) on July 31, 2021; and (iii) the balance of the principal and interest on this Note in twenty-one (21) equal monthly installments of ONE MILLION FOUR HUNDRED AND TWENTY THOUSAND THREE HUNDRED SIXTY-ONE AND 25/100 Dollars ($1,420,361.25) commencing August 31, 2021 and on the last Day of each monthly period thereafter through and including the month in which the Maturity Date occurs. On the Maturity Date, whether by acceleration, demand or otherwise, the unpaid balance of principal of this Note, together with all accrued but unpaid interest, and all other charges (including, without limitation, late charges, costs and expenses of collection and reasonable attorneys’ fees) shall be due and payable in full. Borrower and Lender agree that the total accrued interest through the Maturity Date is $41,515.83 (less any interest previously paid by Borrower).

(c)	Upon the occurrence and during the continuance of an Event of Default beyond all applicable notice and cure periods, and after maturity, including maturity by acceleration, Lender, at its option, may do one or both of the following: (i) increase the interest rate under this Note to the rate that is twelve percent (12.0%) per annum, and (ii) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The Interest Rate of this Note will not exceed the maximum rate permitted by applicable law under any circumstances.

(d)	If Borrower fails to pay any amount due hereunder, or any fee in connection herewith, in full within ten (10) days after its due date, Borrower, in each case, shall incur and shall pay a late charge equal to Five Percent (5%) of the unpaid amount and an additional late charge for purposes of defraying the expense incidental to handling on the first day of each successive calendar month equal to Five Percent (5%) of the unpaid amount until such amount has been paid in full. After acceleration of repayment of this Note by the Lender, the payment of a late charge will not cure or constitute a waiver of any Event of Default under this Note.

All amounts payable by Borrower to the Lender under this Note shall be without relief from valuation and appraisement laws and with attorneys’ fees and costs of collection. If any payment of principal of or interest on this Note falls due on a day which is not a Banking Day, the due date shall be extended to the next succeeding Banking Day and interest shall be payable at the applicable rate for the period of such extension.

This Note may be prepaid, in whole or in part, at any time without prepayment premium or penalty.

For purposes of this Note, “Banking Day” means a day which is not (a) a Saturday, Sunday or legal holiday on which banking institutions in the State of Indiana or the city in which the office of the Lender is located is authorized to remain closed, or (b) a day on which the New York Stock Exchange is closed.

All amounts which shall be paid with respect to this Note shall be applied first to the payment of interest due on the balance of the principal sum or so much thereof as shall from time to time remain unpaid, second to any costs of collection and expenses reimbursable by the Borrower to the Lender, third to the principal amount of this Note which may then be currently due and payable, and last to any late charges then due and payable under this Note.

This Note evidences indebtedness incurred under (i) that certain Agreement of Purchase and Sale dated April 9, 2021, between Borrower and Lender (the “Purchase Agreement”), the terms of which are incorporated into this Note by reference and to which reference is made for definitions of capitalized terms used but not otherwise defined herein, for the terms and conditions upon which payment of this Note may be accelerated and all amounts outstanding hereunder declared immediately due and payable for the maturity of this Note and for the security provided for the payment of this Note. In the event of any discrepancy between this Note and the Purchase Agreement, this Note shall control any discrepancy. This Note is secured by the Letter of Credit.

Upon the occurrence of any of the following events (each, an “Event of Default”), Lender may, at its option, without any demand or notice whatsoever, declare this Note and all indebtedness and obligations of Borrower owing to Lender to be fully due and payable in their aggregate amount, together with accrued interest and all fees, and charges applicable thereto:

(a) Any failure to make any payment of principal or accrued interest on this Note or under the Purchase Agreement within ten (10) days following receipt of written notice from Lender to Borrower.

(b) Intentionally Deleted.

(c) Borrower shall fail to observe or perform any other material term or condition of this Note or any other term or condition set forth in the Purchase Agreement or Borrower shall otherwise default in the observance or performance of any covenant.

(d) The dissolution or merger of Borrower.

(e) The creation of any lien (except a lien in favor of Lender) on, the institution of any garnishment proceedings by attachment, levy or otherwise against, the entry of a judgment against, or the seizure of, any of the property of Borrower or any endorser or guarantor hereof.

(f) Intentionally Deleted.

(g) Any judgment, order or decree for the payment of money is rendered against Borrower and remains undischarged for 10 days during which time execution is not effectively stayed.

(h) Intentionally Deleted.

(i) A commencement by the Borrower of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or the entry of a decree or order for relief in respect of the Borrower in a case under any such law or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Borrower, or for any substantial part of the property of Borrower, or ordering the wind-up or liquidation of the affairs of Borrower; or the filing and pendency for 30 days without dismissal of a petition initiating an involuntary case under any such bankruptcy, insolvency or similar law; or the making by Borrower of any general assignment for the benefit of creditors; or the taking of action by the Borrower in furtherance of any of the foregoing.

(j) Intentionally Deleted.

(k) The commencement of any foreclosure proceedings (except by Lender), proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien against any of the collateral or any property securing the repayment of any of the indebtedness due and owing under this Note.

(l) Intentionally Deleted.

Upon the occurrence of a default, breach, or an Event of Default under this Note and/or any documents executed in connection therewith that secure this Note or any other documents or agreements executed by Borrower in connection with the indebtedness evidenced by this Note, all of the indebtedness evidenced by this Note and remaining unpaid balances of interest and expenses shall, at the option of the Lender and without demand or notice, become immediately due and payable and Lender shall be permitted to exercise any rights or remedies set forth in this Note. This Note may also be declared due at the option of the Lender prior to its expressed maturity at the time, upon the terms and in the manner provided in this Note. Failure to exercise any such option shall not constitute a waiver of the right to exercise any such option if the Borrower is in default hereunder. Time is of the essence of this Note and all other obligations of the Borrower to the Lender or any of its affiliates.

Borrower waives demand, presentment for payment, notice of dishonor, protest and notice of protest, and expressly agrees that this Note and any payment coming due under it may be extended from time to time without in any way affecting their liability hereunder. This Note shall be binding upon the Borrower’s heirs, personal representatives, successors, and assigns. Lender may renew this Note or reduce the payments thereon and any such renewal or reduction shall not release Borrower from liability.

The rights or remedies of the Lender as provided in this Note shall be cumulative and concurrent, and may be pursued singly, successively, or together.

Notwithstanding anything herein to the contrary, no provision contained herein which purports to obligate Borrower to pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, shall be effective to the extent that it requires the payment of any interest or other sums in excess of such maximum. In the event Borrower shall at any time following the date hereof pay any amount of interest or any fees, costs or expenses which are in excess of the maximum permitted by applicable law, such overpayments shall be deemed to be loans from Borrower to the Lender, which loans shall be due and payable by the Lender upon demand by Borrower together with interest from the date or dates of such overpayments calculated at the same rate as Borrower is required to pay under this Note, and the repayment of such loans by the Lender shall be the sole remedy at law or in equity of Borrower for such overpayments.

The person executing this Note for and on behalf of Borrower hereby certifies that he is duly empowered by the Borrower and has been duly authorized by all necessary action on the part of Borrower to execute and deliver this Note for and on behalf of the Borrower.

This Note may be assigned or transferred, in whole or in part, by Lender to any person at any time without notice to or the consent of Borrower. Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of Lender. This Note shall inure to the benefit of and be binding upon the parties hereto and their permitted assigns.

THIS NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF INDIANA APPLICABLE TO CONTRACTS MADE BY AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the county or judicial district of St. Joseph County, Indiana; provided that nothing contained in this Note will prevent Lender from bringing any action, enforcing any award or judgment or exercising any rights against Borrower, against any security or against any property of Borrower within any other county, state or other foreign or domestic jurisdiction. Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both Lender and Borrower. Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note or in the Purchase Agreement.

BORROWER AND LENDER HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE, THE PURCHASE AGREEMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page follows]

SIGNATURE PAGE - PROMISSORY NOTE

IN WITNESS WHEREOF, Borrower has executed this Note effective as of the day and year first above written.

“BORROWER”

ELECTRIC LAST MILE, INC.,
a Delaware corporation

By:
Name:
Title:

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